Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
TRADED:	Nasdaq		Steven H. Shapiro
SYMBOL:	FMBI		EVP, Corporate Secretary
(630) 875-7345
www.firstmidwest.com
FIRST MIDWEST REPORTS THIRD QUARTER RESULTS 3RD QUARTER ON TARGET - NINE MONTHS UP 5.0%
HIGHLIGHTS:
	*	EPS of $.45 Equal to Consensus
	*	Balance Sheet Restructuring Losses of $3.6 Million (or $.05 Per Diluted Share) offset Prior Quarter Security Gains of $3.3 Million
	*	Continued Sound Asset Quality
	*	CoVest Acquisition & Streator Branch Divestiture Progressing on Track

ITASCA, IL, OCTOBER 22, 2003 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI) today reported net income of $21.2 million for third quarter 2003, or $.45 per diluted share, as compared to 2002's third quarter of $22.7 million, or $.47 per diluted share. Performance for third quarter 2003 resulted in an annualized return on average assets of 1.33%, as compared to 1.50% for third quarter 2002, and an annualized return on average equity of 16.7%, as compared to 18.5% for third quarter 2002. Third quarter 2003 results included $3.6 million in losses attributed to the early retirement of debt and sale of securities, representing $.05 per diluted share on an after tax basis. Adjusting for the after tax impact of these losses on third quarter 2003 performance, earnings per diluted share increased 6.4% over 2002's third quarter. On a linked-quarter basis, third quarter 2003 earnings per diluted share of $.45 followed second quarter 2003 performance of $.53 per diluted share, which included $3.3 million in gains realized from the sale of securities.

For the first nine months of 2003, net income increased 5.0% on a per diluted share basis to $68.6 million, or $1.46 per diluted share, as compared to 2002's $67.7 million, or $1.39 per diluted share. Performance for the first nine months of 2003 resulted in an annualized return on average assets of 1.48% as compared to 1.54% for the same period of 2002 and an annualized return on average equity of 18.2% as compared to 19.1% for the 2002 period.

"First Midwest had another solid operating quarter," said John O'Meara, First Midwest's President and Chief Executive Officer. "We remain encouraged by our ongoing sound asset quality, improving fee income and continuing tight control of expenses. In addition, and as previously indicated, we acted conservatively to manage our balance sheet by exiting higher costing FHLB advances and selling underperforming securities. The losses of $3.6 million, representing $.05 per diluted share on an after tax basis, offset $3.3 million in gains realized from the sales of securities in the second quarter of 2003. As a result of the balance sheet restructuring completed in the second and third quarters as well as that anticipated in the fourth quarter, we expect First Midwest's net interest margin to increase in the near future."

"We are optimistic about our fourth quarter 2003 performance," O'Meara said. "Continued earnings growth for the quarter will depend on maintaining favorable trends in asset quality and fee growth and a continuing focus on expense management. Given the solid earnings performance of First Midwest for the first nine months of 2003 and our ability to further restructure the balance sheet, we are comfortable offering full year 2003 diluted earnings per share guidance of approximately $1.97, representing 6% growth over full year 2002."

Acquisition of CoVest Bancshares, Inc.

On September 11, 2003, First Midwest announced the execution of a definitive agreement to acquire CoVest Bancshares, Inc. in a cash transaction totaling approximately $102.5 million. CoVest is a bank holding company with assets of $624 million and three full-service offices located in the northwest suburbs of Chicago and complements First Midwest's recent opening of its O'Hare Financial Center. The transaction is expected to be accretive to First Midwest's 2004 operating performance by an estimated $.06 per diluted share.

First Midwest anticipates the merger to be completed in late fourth quarter 2003, subject to customary closing conditions, including regulatory approvals and approval by CoVest's stockholders. Applications to all governing regulatory bodies have been filed and integration planning is proceeding rapidly. First Midwest expects CoVest to schedule a stockholder meeting in early December to approve the transaction.

Sale of Streator Branches

On July 18, 2003, First Midwest announced the signing of a definitive agreement to sell to First National Bank of Ottawa, Ottawa, Illinois two branches in rural Streator, Illinois, representing $70 million in deposits and $12 million in loans. Regulatory approval has been received, and First Midwest expects to complete the sale during fourth quarter 2003. The exact amount of consideration received from the sale will be finalized at closing, but is expected to result in a pre-tax gain on sale of approximately $4.8 million. First Midwest anticipates that the gain will be offset by costs incurred during fourth quarter 2003 to initiate further balance sheet restructuring and certain nonrecurring expenses due to the acquisition of CoVest.

Balance Sheet Restructuring Activities

During the second and third quarter of 2003, First Midwest elected to pursue certain balance sheet restructuring strategies as a result of the historically low interest rate environment and expectation for higher interest rates. First Midwest designed these strategies to use the unrealized appreciation in its $2.3 billion securities portfolio to reduce its exposure to rising rates and help stabilize future net interest income performance. With net security gains offsetting debt extinguishment losses, First Midwest sold available-for-sale securities of approximately $120 million, retired or refinanced Federal Home Loan Bank advances of $210 million and reinvested approximately $235 million of security cash flows in shorter-duration instruments. The securities that First Midwest sold represented assets that were underperforming or perceived to underperform in a higher interest rate environment. The redeployed Federal Home Loan Bank advances represented shorter maturity, higher costing liabilities. At the same time, through pricing and promotion, First Midwest attracted approximately $125 million in core transactional deposits, which should be of longer duration. Although its third quarter margin declined, in part, by reinvesting securities proceeds in the lower interest rate environment and incurring the interim cost of promoting the transactional deposits, First Midwest expects that the extending of the duration of its liabilities should help net interest income stabilize and then expand as interest rates rise. First Midwest has approximately $56 million in unrealized security gains in its security portfolio as of September 30, 2003 and expects to realize a fourth quarter 2003 gain of $4.8 million from the sale of its Streator branches. As a result, First Midwest will continue to evaluate opportunities to reduce its exposure to rising interest rates through security sales and shorter-duration reinvestments and the retirement and redeployment of wholesale borrowings in fourth quarter 2003.

Net Interest Margin

Net interest income decreased 6.2% to $52 million for third quarter 2003, as compared to $55.5 million for 2002's third quarter. Net interest margin for third quarter 2003 was 3.90%, down from 4.26% for third quarter 2002 and 4.01% for second quarter 2003. This margin contraction reflects the impact of the Federal Reserve's 25 basis point reduction in the Federal Funds rate on June 25, 2003, the continued repricing of earning assets in the low interest rate environment and the acceleration of cash flows due to refinance-related prepayments on mortgage-backed securities. Given the balance sheet restructuring initiated to date and the expectation of slower mortgage prepayment speeds, management believes that margins have reached their lowest level and should begin to improve in subsequent quarters.

Loan Growth and Funding

First Midwest's total loans at September 30, 2003 increased 2.6% from September 30, 2002. All loan categories experienced growth, except 1-4 family real estate and indirect consumer lending. On a linked-quarter basis, total loans were relatively unchanged, as growth in commercial real estate and direct consumer offset declines in indirect consumer and real estate 1-4 lending. Although the pace of commercial loan growth slowed during third quarter 2003, commercial loans outstanding as of September 30, 2003 increased by 9.8% from December 31, 2002 and 7.8% from September 30, 2002.

Total average deposits for third quarter 2003 increased 5.4% from third quarter 2002 and increased 4.7% on a linked-quarter basis. Average core transactional balances (demand, savings, money market, and NOW accounts) grew 14.6% or $367 million, from third quarter 2002 as a result of customer liquidity preferences, targeted promotional pricing and the second quarter 2003 acquisition of a $106 million branch from The Northern

Trust Company. For these same periods, average time deposits decreased from third quarter 2002 by $135.8 million or 7.8%.

Noninterest Income and Expense

Total noninterest income decreased by 6.6% to $15.8 million, a decrease of $1.1 million for third quarter 2003 from the same period in 2002. Noninterest income for the first nine months of 2003 increased to $54.8 million, representing a 10.8% increase from the same 2002 period. Noninterest income for third quarter 2003 included debt retirement and security losses of $3.6 million and was partly offset by the receipt in this quarter of $1.1 million of proceeds from the sale in 2000 and eventual liquidation of a demutualized carrier of corporate owned life insurance. Excluding the liquidation proceeds of $1.1 million and losses of $3.6 million, noninterest income increased by 8.6%, or $1.4 million, as compared to third quarter 2002.

Total noninterest expense for third quarter 2003 was $37.6 million, representing a decrease of $.6 million, or 1.5%, as compared to third quarter 2002. Total noninterest expense for the first nine months of 2003 was $112.3 million, essentially unchanged from the same period in 2002.

The efficiency ratio improved to 48.8% for third quarter 2003, as compared to 49.1% for 2002's third quarter. The improvement resulted from continued cost control and higher noninterest income, excluding losses from the sale of securities and retirement of debt.

Credit Quality

First Midwest's overall credit quality remains sound. Nonperforming loans at September 30, 2003 represented .53% of loans, up from .48% at June 30, 2003 and a historical low of .29% for the same quarter of 2002. Nonperforming assets totaled $22.5 million at September 30, 2003, up $1.2 million from $21.3 million at June 30, 2003. Loans past due 90 days and still accruing decreased by $.9 million, or 16%, on a linked-quarter basis.

Net charge-offs for third quarter 2003 were .30% of average loans and improved from .34% for third quarter 2002 and up from a cyclical low of .17% for second quarter 2003. Third quarter 2003 provisions for loan losses fully covered net charge-offs. As a result, First Midwest maintained the ratio of the reserve for loan losses to total loans as of September 30, 2003 at 1.41%, unchanged from the level as of year-end 2002. The reserve for loan losses at September 30, 2003 represented 263% of nonperforming loans.

First Midwest continues to have virtually no credit exposure to such high profile sectors as energy, cable, telecommunications, and airlines. Participations in either shared national credits or syndicated loans represent negligible portions of overall credit outstandings.

Capital Management

First Midwest's Total Risk Based Capital and Tier 1 Risk Based Capital ratios at quarter end 2003 were 10.55% and 9.48%, respectively, exceeding the minimum "well capitalized" levels for regulatory purposes of 10.0% and 6.0%, respectively. First Midwest's Tier 1 Leverage Ratio as of such date was 7.02%, exceeding the regulatory minimum range of 3.0% - 5.0% required to be considered a "well capitalized" institution.

During third quarter 2003, First Midwest repurchased 52,300 shares at an average price of $29.59 per share, down from repurchase levels of 667,000 and 123,100 for first and second quarters of 2003, respectively. First Midwest expects to continue to run its share repurchase program, but the pace of repurchase will continue to be influenced by the expected rate of return of other capital investment alternatives. As of September 30, 2003, approximately 1.6 million shares remained under First Midwest's existing repurchase authorization.

About the Company

First Midwest is the premier relationship-based banking franchise in the wealthy and growing suburban Chicago banking markets. As the largest independent bank holding company and one of the overall largest banking companies in the Chicago metropolitan area, First Midwest provides the full range of both business and retail banking, trust and investment management services through approximately 70 offices located in more than 40 communities, primarily in northern Illinois.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2003

Operating Highlights	Quarters Ended				Nine Months Ended
Unaudited	September 30,				September 30,
(Amounts in thousands except per share data)	2003		2002		2003		2002

Net income	$21,202		$22,679		$68,579		$67,684
Diluted earnings per share	$0.45		$0.47		$1.46		$1.39
Return on average equity	16.73%		18.46%		18.17%		19.14%
Return on average assets	1.33%		1.50%		1.48%		1.54%
Net interest margin	3.90%		4.26%		3.99%		4.34%
Efficiency ratio	48.72%		49.08%		49.26%		48.51%

Balance Sheet Highlights
Unaudited
(Amounts in thousands except per share data)					Sept. 30, 2003		Sept. 30, 2002

Total assets					$6,299,237		$6,073,530
Total loans					3,488,212		3,398,393
Total deposits					4,466,519		4,259,762
Stockholder's equity					509,153		497,336
Book value per share					$10.94		$10.44
Period end shares outstanding					46,551		47,616

Stock Performance Data	Quarters Ended				Nine Months Ended
Unaudited	September 30,				September 30,
	2003		2002		2003		2002

Market Price:
Quarter End	$29.71		$26.86		$29.71		$26.86
High	$31.45		$30.13		$31.45		$32.16
Low	$28.53		$23.34		$24.89		$23.34

Quarter end price to book value	2.7	x	2.6	x	2.7	x	2.6	x
Quarter end price to consensus estimated 2003 earnings	15.1	x	N/A		15.1	x	N/A
Dividends declared per share	$0.19		$0.17		$0.57		$0.51

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2003

Condensed Consolidated Statements of Condition
Unaudited (1)	September 30,
(Amounts in thousands)	2003	2002

Assets
Cash and due from banks	$185,387	$179,391
Funds sold and other short-term investments	19,314	20,706
Securities available for sale	2,195,138	2,158,670
Securities held to maturity, at amortized cost	62,469	59,275
Loans	3,488,212	3,398,393
Reserve for loan losses	(49,164)	(47,919)
Net loans	3,439,048	3,350,474
Premises, furniture and equipment	83,298	80,636
Investment in corporate owned life insurance	145,067	139,902
Accrued interest receivable and other assets	169,516	84,476
Total assets	$6,299,237	$6,073,530
Liabilities and Stockholders' Equity
Deposits	$4,466,519	$4,259,762
Borrowed funds	1,169,921	1,238,846
Accrued interest payable and other liabilities	153,644	77,586
Total liabilities	5,790,084	5,576,194
Common stock	569	569
Additional paid-in capital	69,045	71,124
Retained earnings	636,192	580,707
Accumulated other comprehensive income	33,757	46,887
Treasury stock, at cost	(230,410)	(201,951)
Total stockholders' equity	509,153	497,336
Total liabilities and stockholders' equity	$6,299,237	$6,073,530

(1) While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with accounting principles generally accepted in the United States and, as of September 30, 2002, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended September 30, 2003.

First Midwest Bancorp, Inc.	Press Release Dated October 22, 2003

Condensed Consolidated Statements of Income	Quarters Ended		Nine Months Ended
Unaudited (1)	September 30,		September 30,
(Amounts in thousands except per share data)	2003	2002	2003	2002

Interest Income
Loans	$49,659	$56,209	$151,574	$169,865
Securities	21,238	26,830	66,887	81,027
Other	412	220	938	551
Total interest income	71,309	83,259	219,399	251,443
Interest Expense
Deposits	13,713	20,074	43,090	63,931
Borrowed funds	5,589	7,727	19,517	21,511
Total interest expense	19,302	27,801	62,607	85,442
Net interest income	52,007	55,458	156,792	166,001
Provision for Loan Losses	2,660	3,020	7,730	11,175
Net interest income after provision for loan losses	49,347	52,438	149,062	154,826
Noninterest Income
Service charges on deposit accounts	7,296	6,439	20,655	18,414
Trust and investment management fees	2,762	2,543	8,083	7,802
Other service charges, commissions, and fees	5,662	4,501	15,575	13,252
Corporate owned life insurance income	1,183	1,831	3,705	5,268
(Losses) gains on available for sale securities	(615)	9	2,786	33
(Losses) on early extinguishment of debt	(3,007)	-	(3,007)	-
Other	2,491	1,566	6,954	4,644
Total noninterest income	15,772	16,889	54,751	49,413
Noninterest Expense
Salaries and employee benefits	21,618	21,017	63,043	60,793
Occupancy expenses	3,652	3,682	10,964	10,795
Equipment expenses	2,068	1,956	5,873	5,810
Technology and related costs	2,169	2,448	7,014	7,465
Other	8,044	9,003	25,449	27,493
Total noninterest expense	37,551	38,106	112,343	112,356
Income before taxes	27,568	31,221	91,470	91,883
Income tax expense	6,366	8,542	22,891	24,199
Net Income	$21,202	$22,679	$68,579	$67,684
Diluted Earnings Per Share	$0.45	$0.47	$1.46	$1.39
Dividends Declared Per Share	$0.19	$0.17	$0.57	$0.51
Weighted Average Diluted Shares Outstanding	46,890	48,146	46,995	48,652

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with accounting principles generally accepted in the United States and, for the quarter and nine months ended September 30, 2002, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter and nine months ended September 30, 2003.

First Midwest Bancorp, Inc.		Press Release Dated October 22, 2003

Selected Quarterly Data
Unaudited	Year to Date			Quarters Ended
(Amounts in thousands except per share data)	9/30/03	9/30/02	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02

Net interest income	$156,792	$166,001	$52,007	$52,644	$52,141	$52,753	$55,458
Provision for loan losses	7,730	11,175	2,660	2,540	2,530	4,235	3,020
Noninterest income	54,751	49,413	15,772	21,215	17,764	17,578	16,889
Noninterest expense	112,343	112,356	37,551	37,954	36,838	35,696	38,106
Net income	68,579	67,684	21,202	24,647	22,730	22,466	22,679
Diluted earnings per share	$1.46	$1.39	$0.45	$0.53	$0.48	$0.47	$0.47
Return on average equity	18.17%	19.14%	16.73%	19.40%	18.39%	17.92%	18.46%
Return on average assets	1.48%	1.54%	1.33%	1.59%	1.53%	1.49%	1.50%
Net interest margin	3.99%	4.34%	3.90%	4.01%	4.06%	4.10%	4.26%
Efficiency ratio	49.26%	48.51%	48.72%	49.92%	49.16%	47.24%	49.08%

Period end shares outstanding	46,551	47,616	46,551	46,534	46,582	47,206	47,616
Book value per share	$10.94	$10.44	$10.94	$10.92	$10.58	$10.42	$10.44
Dividends declared per share	$0.57	$0.51	$0.19	$0.19	$0.19	$0.19	$0.17

Asset Quality
Unaudited	Year to Date		Quarters Ended
(Amounts in thousands)	9/30/03	9/30/02	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02

Nonaccrual loans	$11,442	$9,988	$11,442	$9,423	$13,596	$12,525	$9,988
Restructured loans	7,219	-	7,219	7,328	-	-	-
Total nonperforming loans	$18,661	$9,988	$18,661	$16,751	$13,596	$12,525	$9,988
Foreclosed real estate	3,842	2,972	3,842	4,576	4,044	5,496	2,972
Loans past due 90 days and still accruing	4,806	9,820	4,806	5,723	7,497	3,307	9,820
Nonperforming loans to loans	0.53%	0.29%	0.53%	0.48%	0.40%	0.37%	0.29%
Nonperforming assets to loans plus foreclosed real estate	0.64%	0.38%	0.64%	0.61%	0.51%	0.53%	0.38%
Reserve for loan losses to loans	1.41%	1.41%	1.41%	1.40%	1.40%	1.41%	1.41%
Reserve for loan losses to nonperforming loans	263%	480%	263%	293%	353%	383%	480%
Provision for loan losses	$7,730	$11,175	$2,660	$2,540	$2,530	$4,235	$3,020
Net loan charge-offs	6,495	11,001	2,620	1,436	2,439	4,225	2,919
Net loan charge-offs to average loans	0.25%	0.44%	0.30%	0.17%	0.29%	0.49%	0.34%